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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          COMMISSION FILE NO. 000-22142


                           OMNI INSURANCE GROUP, INC.
             (Exact name of Registrant as specified in its Charter)

                              1000 PARKWOOD CIRCLE
                             ATLANTA, GEORGIA 30339
                                 (770) 952-4500
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ X ]    Rule 12h-3(b)(1)(ii)       [   ]
         Rule 12g-4(a)(1)(ii)       [   ]    Rule 12h-3(b)(2)(i)        [   ]
         Rule 12g-4(a)(2)(i)        [   ]    Rule 12h-3(b)(2)(ii)       [   ]
         Rule 12g-4(a)(2)(ii)       [   ]    Rule 15d-6                 [   ]
         Rule 12g-3(b)(1)(i)        [   ]


Approximate number of holders of record as of the certification or notice date: 1


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       Pursuant to the requirements of the Securities Exchange Act of 1934, Omni
Insurance Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    OMNI INSURANCE GROUP, INC.



Date:  February 12, 1998            /s/ J. Paul Kennedy
                                    --------------------------
                                    J. Paul Kennedy
                                    President and Chief Operating Officer


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